Exhibit 99.1
“American Oil & Gas Announces Krejci Oil
Project Drilling and Participation Agreement and
Drilling Success at Wildrose Prospect
The First Well of an Initial Two Test Well Horizontal Drilling Program
at Krejci Expected to Commence in Late Spring
     DENVER, March 17, 2006- American Oil & Gas, Inc. (AMEX: AEZ) has entered into a drilling and participation agreement with Brigham Oil & Gas, L.P., a wholly owned subsidiary of Austin Texas based Brigham Exploration Company (NASDAQ: BEXP), to participate in the initial drilling on American’s approximate 55,000 gross acre Krejci project. Under the terms of the agreement, Brigham will fund 100% of the drilling and completion costs, (including surface oil production facilities), of a two well horizontal drilling program. Brigham will carry American and North Finn, LLC for their respective 45% and 5% shares of all drilling and completion costs. Brigham will own a 50% interest in each of the first two wells with American owning 45% and North Finn owning 5%. The first well is scheduled to commence drilling prior to July 1, 2006, subject to securing an appropriate drilling rig, with the second well to commence within 120 days from rig release of the first.
     Upon completion of the two well program, plus an additional $1 million of capital expenditures by Brigham, Brigham will earn 50% of American’s 90%, and 50% of North Finn’s 10% working interests in the entire project area. Brigham will operate the first two wells. Any subsequent wells will be operated by either American or Brigham, depending on their location within the project area, and will be funded and owned on the basis of American 45%, Brigham 50% and North Finn 5%.
     “We are extremely pleased to have a company with the experience and reputation of Brigham Exploration, join us in the initial evaluation of our Krejci project,” commented Pat O’Brien, CEO of American. “Much time and effort has gone into bringing this project back to the drilling phase, which is expected to commence in just a few months.”
     American also announced the successful completion of a horizontal well on its Wildrose Prospect in Divide County, North Dakota. The Rogers #1-11H, drilled to a total depth of 7,828’ in the Mississippian Ratcliffe Formation, is pumping approximately 225 barrels of oil per day. At least two additional horizontal wells could be drilled within this 2,700 acre prospect. American’s non-operated working interest in this prospect is 25% before payout and 18.75% after payout.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”